Exhibit 3.5

FORWARD MARCH LIMITED
(REGISTRATION #52447)
(THE “COMPANY”)
AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF CONVERTIBLE PREFERENCE SHARES
(THIS “CERTIFICATE OF DESIGNATION”)1

The Company HEREBY CERTIFIES that, pursuant to resolutions of the Board of Directors passed on June 20, 2017, the Company created its Convertible Preference Shares, of par value US$0.0001 each, and that the designation, powers, preferences and rights and the qualifications, limitations and restrictions thereof are set forth in this Amended and Restated Certificate of Designation, adopted on October 6, 2017:

Section 1.   Designation and Number of Convertible Preference Shares. The designation of the preference shares authorized hereby shall be “Convertible Preference Shares” (the “Convertible Preference Shares”). The maximum number of Convertible Preference Shares shall be 4,749,861.

Section 2.   Dividends.

2A. General Obligation. When, as and if declared by the Board of Directors, to the extent permitted under the Act, the Company shall pay dividends to the holders of the Convertible Preference Shares, as provided in this Section 2.

2B. Dividend Preference. The Company shall not declare nor pay any dividends or make any distribution upon any class of Common Shares, until and unless the Company has declared and paid a dividend of at least US$2.00 with respect to each Convertible Preference Share.

2C. Participating Dividends. In the event that the Company declares or pays any dividends upon the Common Shares or any other classes of shares of the Company (the “Other Classes”) (whether payable in cash, securities or other property), the Company shall also declare and pay to the holders of Convertible Preference Shares at the same time that it declares and pays such dividends to the holders of any of the Other Classes, the dividends which would have been declared and paid with respect to the Other Classes, on the basis (but not requiring) that all such Convertible Preference Shares had been converted to Common Shares immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of the Other Classes entitled to such dividends are to be determined.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 9.

Section 3.   Liquidation. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Convertible Preference Shares shall be entitled to receive, proportionately according to the number of Convertible Preference Shares held, those assets available for distribution to the members.

Section 4.   Voting Rights. The holders of Convertible Preference Shares shall be entitled to notice of all meetings of members as and when such notice is provided to the holders of Common Shares using the methods provided in accordance with the Bye-Laws or as otherwise required by applicable law. The holders of Convertible Preference Shares shall be entitled to vote (on an as-converted basis), together with the holders of the Common Shares voting together as a single class, on all matters (including the election of directors) submitted to the shareholders for a vote. The holders of Convertible Preference Shares shall be entitled to the number of votes equal to the number of Common Shares into which the Convertible Preference Shares held could be converted pursuant to the terms hereof as of the record date for such vote or, if no record date is specified, as of the date of such vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 5.   Conversion.

5A. Voluntary Conversion. Subject to the provisions of this Section 5, at any time and from time to time following the date of issuance of the Convertible Preferred Shares, any holder of Convertible Preferred Shares may convert all or any portion of their Convertible Preferred Shares (including any fraction of a Convertible Preferred Share) held by such holder into a number of Common Shares as described in Section 5C.

5B. Mandatory Conversion. All of the then issued Convertible Preference Shares shall automatically convert into Common Shares, in accordance with the provisions of this Section upon the consummation of a Qualified Public Offering, with such conversion only being effected at the time of and subject to the closing of the sale of securities by the Company pursuant to such Qualified Public Offering.

5C. Conversion Procedure.

(i) Conversion pursuant to Section 5A shall be effected by notice in writing from the holder of Convertible Preferred Shares to the Company (“Conversion Notice”) delivered to the Company in accordance with Section 13, accompanied by the certificate or certificates representing the Convertible Preferred Shares to be converted (if a certificate has been issued, or a lost certificate affidavit and indemnity in lieu thereof). Each conversion of Convertible Preferred Shares pursuant to this Section shall automatically be effected as of the close of business on the date on which the Conversion Notice and any certificate or certificates (or lost certificate affidavit or indemnity) representing the Convertible Preferred Shares to be converted have been delivered to the Company.

(ii) Conversion pursuant to Section 5B shall be automatic, without the need for any further action on behalf of the holders of Convertible Preference Shares, and regardless of whether the certificates representing such shares (if any) are surrendered to the Company or its transfer agent.

(iii) Each Convertible Preference Share converted pursuant to this Section 5 shall be convertible into one Common Share. If the Convertible Preference Shares undergo any share split, share consolidation or other similar recapitalization, then the provisions of this Section 5C(ii) shall be appropriately adjusted such that a holder of Convertible Preference Shares shall receive upon conversion the same number of Common Shares such holder would have received if it had converted its Convertible Preference Shares immediately prior to the such event.

(iv) At the time any such conversion has been effected, the rights of the holder of the Convertible Preference Shares converted (as a holder of such converted Convertible Preference Shares) shall cease and such converted Convertible Preference Shares shall cease to have the rights and restrictions of Convertible Preference Shares provided hereby and shall convert to and become Common Shares, as applicable, and the Person or Persons in whose name or names Common Shares are to be registered upon such conversion shall thereby become the holder or holders of record of such Common Shares.

(v) As soon as possible after a conversion has been effected (but in any event within five (5) Business Days following such conversion) the Company shall amend its register of members to effect the conversion and shall thereafter deliver to the converting holder:

(a) a notice stating that the Convertible Preference Shares have been converted and that any certificates evidencing Convertible Preference Shares must be surrendered at the office of the Company;

(b) a certificate or certificates representing the number of Common Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(c) payment in cash of the amount payable under Section 5C(ix) below with respect to such conversion.

(vi) The issuance of certificates for Common Shares upon conversion of Convertible Preference Shares shall be made without charge to the holders of such Convertible Preference Shares for any issuance or stamp tax in respect thereof or other cost incurred by the Company in connection with such conversion into Common Shares. Upon conversion of each Convertible Preference Share, the Company shall take all such actions as are necessary in order to ensure that the Common Shares resulting from such conversion shall be duly and validly issued, fully paid, and free and clear of all taxes, liens, charges and encumbrances except those created by the holder thereof.

(vii) The Company shall not close its books against the transfer of Convertible Preference Shares or Common Shares resulting from conversion of Convertible Preference Shares in any manner that interferes with the timely conversion of Convertible Preference Shares. The Company shall assist and cooperate with any holder of Convertible Preference Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Convertible Preference Shares hereunder (including, without limitation, making any filings required to be made by the Company).

(viii) The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of issuance upon the conversion of Convertible Preference Shares, such number of shares of Common Shares issuable upon the conversion of all outstanding Convertible Preference Shares. All Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid, and free and clear of all taxes, liens, charges and encumbrances except those created by the holder thereof. The Company shall take all such actions as may be necessary to ensure that all Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action that would cause the number of authorized but unissued Common Shares to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Convertible Preference Shares.

(ix) No fractional shares shall result from the conversion of any Convertible Preference Shares, and the number of Common Shares resulting from such conversion shall be rounded down to the nearest whole share. The number of shares resulting from such conversion shall be determined on the basis of the total number of Convertible Preference Shares the holder is at the time converting into Common Shares and the number of Common Shares which will result from such aggregate conversion. If the conversion would result in any fractional share, the Company shall, in lieu of such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(x) If there occurs a change in the capitalization of the Company as permitted herein and if the Common Shares resulting from conversion of Convertible Preference Shares are convertible into or exchangeable for any other shares or securities of the Company, the Company shall, at the converting holder’s option, upon surrender of the Convertible Preference Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Common Shares, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the shares or securities into which the Common Shares resulting from conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

5D. Notices.

(i) The Company shall give written notice to all holders of Convertible Preference Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Shares, (b) with respect to any pro rata subscription offer to holders of Common Shares or (c) for determining rights to vote with respect to any dissolution or liquidation.

(ii) The Company shall also give written notice to the holders of Convertible Preference Shares at least twenty (20) days prior to the date on which any Qualified Public Offering shall take place.

Section 6.   Registration of Transfer. The Company shall keep at its principal office a register of members for the registration of holders of Convertible Preference Shares. Upon the surrender of any certificate representing Convertible Preference Shares at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Convertible Preference Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Convertible Preference Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Convertible Preference Shares represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preference Shares represented by the surrendered certificate.

Section 7.   Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Convertible Preference Shares, and in the case of any such loss, theft or destruction, upon receipt of an indemnity from such holder reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Convertible Preference Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Convertible Preference Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 8.   Representation on the Board of Directors. The holders of the Convertible Preference Shares shall together be entitled by notice in writing to the Company to appoint (and remove) seven (7) Persons to the Board of Directors.

Section 9.   Definitions.

“Acceptable Exchange” means (i) any of the New York Stock Exchange, the NASDAQ National Market, the London Stock Exchange, the “AIM” market operated by the London Stock Exchange plc (“AIM”) or the Hong Kong Stock Exchange or (ii) if agreed in writing by the Company and the holders of a majority of the Convertible Preference Shares then issued based on their good faith determination, either of the Stock Exchange of Singapore or the Dubai International Financial Exchange.

“Act” means the Companies Act 1981 (as amended).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Bye-laws” means the bye-laws of the Company in force from time to time.

“Common Share” means any common share of the Company.

“Conversion Notice” has the meaning given in Section 5(C)(i).

“Convertible Securities” means any shares or securities directly or indirectly convertible into or exchangeable for Common Shares.

“Junior Securities” means any share capital or other equity securities of the Company, except for the Convertible Preference Shares.

“Option Plan” means the 2017 Stock Plan of the Company, as may be amended from time to time.

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities or other Junior Securities.

“Other Classes” has the meaning given in Section 2(C).

“Person” means an individual, a partnership, a company, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualified Public Offering” shall mean a firm commitment underwritten initial public offering of shares of the Common Shares pursuant to an effective registration statement under the US Securities Act of 1933 (or otherwise conducted in accordance with applicable law) providing for the listing of the Common Shares on an Acceptable Exchange and resulting in net proceeds to the Company of at least US$20,000,000.

Section 10. Governing Law. This Certificate of Designations shall be governed and construed in accordance with the Act.

Section 11. Amendment and Waiver. No amendment, modification, waiver or change in the terms hereof through merger, amalgamation, or consolidation of the Company with another company or entity shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of at least a majority of the Convertible Preference Shares outstanding at the time such action is taken.

Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by email, (iii) sent by registered or certified mail, postage prepaid with return receipt requested, or (iv) sent by reputable overnight courier service, fees prepaid, to (x) the Company, at its principal executive offices and (y) to any shareholder, at such shareholder’s address or email address as it appears in the records of the Company (unless otherwise indicated in writing by any such shareholder). Notices shall be deemed given upon personal delivery, upon receipt of return receipt in the case of delivery by mail, upon transmission in the case of delivery by email (unless a rejection message from the recipients email is received confirming non-delivery) or one day following deposit with an overnight courier service.

Section 13. The Bye-laws. If there shall be any conflict between the provisions of this Certificate of Designations and the Bye-laws then, for so long as any Convertible Preference Shares are issued and outstanding, the provisions of this Certificate of Designations shall prevail.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation to be signed by a director.

SIGNED
for and on behalf of
FORWARD MARCH LIMITED	Director